Exhibit 10.29

OPIANT PHARMACEUTICALS, INC.
401 Wilshire Blvd., 12th Floor
Santa Monica, CA 90401

STOCK OPTION GRANT

Dear Thomas T. Thomas,

Opiant Pharmaceuticals, Inc. (the “Company”) has granted you options (the “Options”) to purchase common stock of the Company (the “Common Stock”) (with each share of Common Stock, a “Share”) as follows:
Board Approval Date:    October 26, 2016

Date of Grant:	November 4, 2016

Exercise Price per Share:	US$10.00, which shall be equal to or greater than the fair market value of a share of Common Stock on the Date of Grant.

Total Number of Shares Granted:	35,000

Method of Exercise:	Cashless exercise.

Type of Options:	Non-Qualified Stock Options

Expiration Date:	November 3, 2021

Termination Period:
Except as otherwise provided below, these Options may be exercised for a period of five (5) years from the Date of Grant. You are responsible for keeping track of these exercise periods following termination for any reason of your service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	These Options may not be transferred, except upon your death or as permitted by applicable laws and regulations.

Restriction on Exercise:
These Options may only be exercised between: (i) the date of their vesting as per the conditions set forth below; and (ii) the Expiration Date. Notwithstanding anything to the contrary contained in any agreement with the Company, it is an absolute condition of your right to exercise any Option that you be in full compliance with any other agreements between you and the Company, including without limitation any confidentiality agreements.

Vesting:
So long as you remain on the Board, the options shall vest as follows: 11,667 options shall vest upon the uplisting of Company to The NASDAQ Stock Market; 11,667 options shall vest upon the cumulative funding of Company of or in excess of five million dollars

Exhibit 10.29

(US$5,000,000) by institutional investors starting from May 5, 2016; and 11,666 options shall vest upon the first submission of a New Drug Application to the U.S. Food and Drug Administration for one of Company’s products by Company itself or a Company licensee.

Death:
Notwithstanding anything herein to the contrary, in the event of your death, all exercisable Options may be exercised by your estate (or as may otherwise be provided for by you) at any time prior to the expiration date of the term of the Options.

Fundamental Transaction:
Unless the Board shall reasonably determine otherwise in good faith, in the event that the Company effects a Fundamental Transaction (as defined below), any outstanding Options shall be fully exercisable regardless of the vesting and exercise schedule otherwise applicable to such Options. You shall have the right to receive the consideration per share receivable by other holders of shares of Common Stock as a result of such Fundamental Transaction. If holders of shares of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction with respect to the shares, then you shall be given the same choice.

Notwithstanding the foregoing, in the event of a Fundamental Transaction and if the Board may reasonably determine in good faith, the Options may be (i) honored or assumed, or new rights substituted therefore (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by the Company or its affiliates or any successor entity in the Fundamental Transaction immediately following the Fundamental Transaction; provided that any such Alternative Award must provide you with (a) rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under the Options and (b) substantially equivalent value to such Options (determined at the time of the Fundamental Transaction); or (ii) purchased by the Company by paying to you an amount of cash equal to the value of the remaining unexercised portion of the Options on the date of the consummation of such Fundamental Transaction to be determined by a reasonable method selected by the Board in good faith. In the event that a successor entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of the Options referring to the “Company” shall refer instead to the successor entity) the Company, such successor entity may exercise every right and power of the Company and shall assume all of the obligations of the Company under Options with the same effect as if such successor entity had been named as the Company therein.

For purposes of this provision, the term “Fundamental Transaction” shall mean the Company, directly or indirectly, in one or more related transactions effects, complete or consummates, as applicable any (i) merger or consolidation of the Company with or into another person,

Exhibit 10.29

or (ii) reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (iii) sale, lease, license, assignment, transfer, conveyance or other disposition of 50% or more of its assets, (iv) purchase offer, tender offer or exchange offer (whether by the Company or another person) pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (v) stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination).

Adjustments:
If there is any change in the number or kind of Shares of Common Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of stock is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary dividend or distribution, the kind and number of Shares covered by, or to be issued or issuable under, any outstanding Options and the price per share or the applicable market value of such Options shall be required to be equitably adjusted by the Company to reflect any increase or decrease in the number of, or change in the kind or value of, issued Shares to preclude, to the extent practicable, the enlargement or dilution of rights and benefits such outstanding Options; provided, however, than any fractional shares resulting from such adjustment shall be eliminated. Any adjustments to outstanding Options shall be consistent with Section 409A of the Internal Revenue Code, to the extent applicable. The adjustments of Options hereunder shall include adjustment of Shares, Exercise Price, or other terms and conditions, as the Company deems appropriate so long as the Company acts in good faith and in a fair and reasonable manner. Any adjustments determined by the Company shall be final, binding and conclusive so long as the Company acts in good faith and in a fair and reasonable manner.

Amendments;    No amendment, modification or termination of your Options
Modification;    and/or Agreement shall materially impair your rights or obligations

Exhibit 10.29

Termination:    with respect to the Options and under this Stock Option Grant without your    consent.
Following receipt by the Company of evidence and/or an indemnity from you to the Company in a form reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of these Options or any certificates for representing the Shares underlying these Options and, in the event of mutilation, following the surrender and cancellation of such Options or stock certificate, the Company will make and deliver replacement Options or stock certificate of like tenor and dated as of such cancellation, in lieu of these Options or stock certificates, without any charge therefor, it being understood that the making and/or delivery of such replacement Options or stock certificates by the Company will not be unreasonably withheld.  Any such replacement Options or stock certificates shall be subject to the same terms, conditions, and restrictions as these Options and any Shares underlying these Options. Subject to the restrictions and requirements of applicable law, these Options are exchangeable at any time for an equal aggregate number of options of different denominations, as reasonably requested by you surrendering the same, or in such denominations as may be requested by you (but not exceeding the number of Shares underlying the Options in these Options in the aggregate).  No service charge will be made for such registration or transfer, exchange or reissuance.
All Options delivered to you electronically with a scanned signature shall have the same force and effect as if they had been delivered in original signed form.
Upon the exercise of these Options, the fair market value per Share shall be equal to the closing price of the Shares on the day prior to such exercise. Exercise of these Options shall occur by your providing via email a readable .pdf or scan of the exercised Options with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit A) to the official Company email addresses of the Chief Executive Officer and the Chief Financial Officer of the Company at such time (currently those email addresses are: rcrystal@opiant.com and kpollack@opiant.com) and with a subject line of “Exercise of Options”.
By your signature and the signature of the Company’s representative below, you and the Company agree to the terms of these Options.
OPIANT PHARMACEUTICALS, INC.

/s/ Thomas T. Thomas        /s/ Kevin Pollack
Kevin Pollack, Chief Financial Officer

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